April 30, 2010

Semi-Annual Repor t

Legg Mason Capital Management

Value Trust, Inc.

INVESTMENT PRODUCTS: NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

Legg Mason Capital Management Value Trust, Inc. 2010 Semi-Annual Report	1

Letter to our shareholders

Dear Shareholder,

We are pleased to provide the semi-annual report of Legg Mason Capital Management Value Trust, Inc. for the six-month reporting period ended April 30, 2010.

Important information with regard to recent regulatory developments that may affect the Fund is contained in the Notes to Financial Statements included in this report.

As always, we remain committed to providing you with excellent service and a full spectrum of investment choices. We also remain committed to supplementing the support you receive from your financial advisor. One way we accomplish this is through our website, www.leggmason.com/individualinvestors. Here you can gain immediate access to market and investment information, including:

•	Fund prices and performance,

•	Market insights and commentaries from our portfolio managers, and

•	A host of educational resources.

We look forward to helping you meet your financial goals.

Sincerely,

Mark R. Fetting Chairman	David R. Odenath President

May 28, 2010

2	Legg Mason Capital Management Value Trust, Inc. 2010 Semi-Annual Report

Fund at a glance† (unaudited)

Investment breakdown (%) as a percent of total investments

†	The bar graph above represents the composition of the Fund’s investments as of April 30, 2010 and October 31, 2009. The Fund is actively managed. As a result, the composition of the Fund’s investments is subject to change at any time.

Legg Mason Capital Management Value Trust, Inc. 2010 Semi-Annual Report	3

Fund expenses (unaudited)

Example

As a shareholder of the Fund, you may incur two types of costs: (1) transaction costs, including front-end and back-end sales charges (loads) on purchase payments; and (2) ongoing costs, including management fees; distribution and/or service (12b-1) fees; and other Fund expenses. This example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds.

This example is based on an investment of $1,000 invested on November 1, 2009 and held for the six months ended April 30, 2010.

Actual expenses

The table below titled “Based on Actual Total Return” provides information about actual account values and actual expenses. You may use the information provided in this table, together with the amount you invested, to estimate the expenses that you paid over the period. To estimate the expenses you paid on your account, divide your ending account value by $1,000 (for example, an $8,600 ending account value divided by $1,000 = 8.6), then multiply the result by the number under the heading entitled “Expenses Paid During the Period”.

Based on actual total return[1]
	Actual Total Return Without Sales Charges[2]	Beginning Account Value	Ending Account Value	Annualized Expense Ratio	Expenses Paid During the Period[3]
Class A	13.49%	$1,000.00	$1,134.90	1.01%	$5.35
Class C	13.10	1,000.00	1,131.00	1.73	9.14
Class R	13.35	1,000.00	1,133.50	1.33	7.04
Class FI	13.48	1,000.00	1,134.80	1.06	5.61
Class I	13.66	1,000.00	1,136.60	0.76	4.03

Hypothetical example for comparison purposes

The table below titled “Based on Hypothetical Total Return” provides information about hypothetical account values and hypothetical expenses based on the actual expense ratio and an assumed rate of return of 5.00% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use the information provided in this table to compare the ongoing costs of investing in the Fund and other funds. To do so, compare the 5.00% hypothetical example relating to the Fund with the 5.00% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table below are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as front-end or back-end sales charges (loads). Therefore, the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher.

Based on hypothetical total return[1]
	Hypothetical Annualized Total Return	Beginning Account Value	Ending Account Value	Annualized Expense Ratio	Expenses Paid During the Period[3]
Class A	5.00%	$1,000.00	$1,019.79	1.01%	$5.06
Class C	5.00	1,000.00	1,016.22	1.73	8.65
Class R	5.00	1,000.00	1,018.20	1.33	6.66
Class FI	5.00	1,000.00	1,019.54	1.06	5.31
Class I	5.00	1,000.00	1,021.03	0.76	3.81

[1]	For the six months ended April 30, 2010.

[2]

Assumes the reinvestment of all distributions, including returns of capital, if any, at net asset value and does not reflect the deduction of the applicable initial sales charge with respect to Class A shares or the applicable contingent deferred sales charges (“CDSC”) with respect to Class C shares. Total return is not annualized, as it may not be representative of the total return for the year. Performance figures may reflect compensating balance agreements and/or expense reimbursements. In the absence of compensating balance agreements and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

[3]

Expenses (net of compensating balance agreements and/or expense reimbursements) are equal to each class’ respective annualized expense ratio multiplied by the average account value over the period, multiplied by the number of days in the most recent fiscal half-year, then divided by 365.

4	Legg Mason Capital Management Value Trust, Inc. 2010 Semi-Annual Report

Schedule of investments (unaudited)

April 30, 2010

Legg Mason Capital Management Value Trust, Inc.

Security	Shares	Value
Common Stocks — 99.8%
Consumer Discretionary — 20.2%
Diversified Consumer Services — 1.5%
Apollo Group Inc., Class A Shares	1,250,000	$71,762,500	*
Hotels, Restaurants & Leisure — 1.5%
Yum! Brands Inc.	1,725,000	73,174,500
Internet & Catalog Retail — 2.7%
Amazon.com Inc.	950,000	130,207,000	*
Leisure Equipment & Products — 2.4%
Eastman Kodak Co.	18,243,000	111,647,160	*(a)
Media — 6.1%
DIRECTV, Class A Shares	2,150,000	77,894,500	*
Time Warner Cable Inc.	1,163,013	65,419,481
Time Warner Inc.	4,364,100	144,364,428
Total Media		287,678,409
Multiline Retail — 6.0%
J.C. Penney Co. Inc.	2,950,000	86,051,500
Sears Holdings Corp.	1,640,000	198,358,000	*
Total Multiline Retail		284,409,500
Total Consumer Discretionary		958,879,069
Consumer Staples — 0.6%
Beverages — 0.6%
PepsiCo Inc.	450,000	29,349,000
Energy — 1.4%
Oil, Gas & Consumable Fuels — 1.4%
ConocoPhillips	1,088,800	64,446,072
Financials — 28.1%
Capital Markets — 5.0%
Goldman Sachs Group Inc.	718,300	104,297,160
State Street Corp.	3,000,000	130,500,000
Total Capital Markets		234,797,160
Commercial Banks — 2.6%
Wells Fargo & Co.	3,765,600	124,679,016
Consumer Finance — 4.8%
American Express Co.	1,668,600	76,955,832
Capital One Financial Corp.	3,500,000	151,935,000
Total Consumer Finance		228,890,832
Diversified Financial Services — 8.5%
Bank of America Corp.	6,996,774	124,752,480
Citigroup Inc.	11,138,000	48,673,060	*
JPMorgan Chase & Co.	2,592,086	110,371,022
NYSE Euronext	3,600,000	117,468,000
Total Diversified Financial Services		401,264,562
Insurance — 7.2%
AFLAC Inc.	3,700,000	188,552,000
Allstate Corp.	1,973,100	64,461,177
Prudential Financial Inc.	1,400,000	88,984,000
Total Insurance		341,997,177
Total Financials		1,331,628,747

See Notes to Financial Statements.

Legg Mason Capital Management Value Trust, Inc. 2010 Semi-Annual Report	5

Legg Mason Capital Management Value Trust, Inc.

Security	Shares	Value
Health Care — 11.6%
Biotechnology — 4.2%
Amgen Inc.	2,000,000	$114,720,000	*
Genzyme Corp.	1,550,000	82,522,000	*
Total Biotechnology		197,242,000
Health Care Equipment & Supplies — 0.9%
Medtronic Inc.	1,000,000	43,690,000
Health Care Providers & Services — 5.0%
Aetna Inc.	4,800,000	141,840,000
UnitedHealth Group Inc.	3,200,626	97,010,974
Total Health Care Providers & Services		238,850,974
Pharmaceuticals — 1.5%
Merck & Co. Inc.	2,000,000	70,080,000
Total Health Care		549,862,974
Industrials — 2.6%
Aerospace & Defense — 0.6%
Boeing Co.	388,800	28,160,784
Industrial Conglomerates — 2.0%
General Electric Co.	5,100,000	96,186,000
Total Industrials		124,346,784
Information Technology — 27.4%
Communications Equipment — 4.6%
Cisco Systems Inc.	5,800,000	156,136,000	*
QUALCOMM Inc.	1,525,000	59,078,500
Total Communications Equipment		215,214,500
Computers & Peripherals — 4.3%
EMC Corp.	3,139,500	59,681,895	*
Hewlett-Packard Co.	2,800,000	145,516,000
Total Computers & Peripherals		205,197,895
Internet Software & Services — 7.4%
eBay Inc.	6,200,000	147,622,000	*
Google Inc., Class A Shares	185,901	97,679,822	*
Yahoo! Inc.	6,450,000	106,618,500	*
Total Internet Software & Services		351,920,322
IT Services — 3.1%
International Business Machines Corp.	1,150,000	148,350,000
Semiconductors & Semiconductor Equipment — 3.0%
Texas Instruments Inc.	5,400,000	140,454,000
Software — 5.0%
CA Inc.	6,300,000	143,703,000
Microsoft Corp.	2,973,100	90,798,474
Total Software		234,501,474
Total Information Technology		1,295,638,191
Materials — 0.9%
Metals & Mining — 0.9%
Nucor Corp.	891,750	40,414,110

See Notes to Financial Statements.

6	Legg Mason Capital Management Value Trust, Inc. 2010 Semi-Annual Report

Schedule of investments (unaudited) (cont’d)

April 30, 2010

Legg Mason Capital Management Value Trust, Inc.

Security			Shares	Value
Utilities — 7.0%
Independent Power Producers & Energy Traders — 7.0%
AES Corp.			28,710,800	$331,322,632	*
Total Investments before Short-Term Investments (Cost — $3,713,046,775)				4,725,887,579

	Rate	Maturity Date	Face Amount
Short-Term Investments — 0.3%
Repurchase Agreements — 0.3%
Bank of America repurchase agreement dated 4/30/10; Proceeds at maturity — $7,245,314; (Fully collateralized by U.S. government agency obligations, 0.000% due 7/28/10; Market value — $7,393,261)	0.120%	5/3/10	$7,245,242	7,245,242
Goldman Sachs & Co. repurchase agreement dated 4/30/10; Proceeds at maturity — $7,245,346; (Fully collateralized by U.S. government agency obligations, 1.375% due 1/9/13; Market value — $7,398,092)	0.170%	5/3/10	7,245,243	7,245,243
Total Short-Term Investments (Cost — $14,490,485)				14,490,485
Total Investments — 100.1% (Cost — $3,727,537,260#)				4,740,378,064
Liabilities in Excess of Other Assets — (0.1)%				(5,279,122)
Total Net Assets — 100.0%				$4,735,098,942

*	Non-income producing security.

(a)

In this instance, as defined in the Investment Company Act of 1940, an “Affiliated Company” represents Fund ownership of at least 5% of the outstanding voting securities of an issuer. At April 30, 2010, the total market value of Affiliated Companies was $111,647,160, and the cost was $622,355,158.

#	Aggregate cost for federal income tax purposes is substantially the same.

See Notes to Financial Statements.

Legg Mason Capital Management Value Trust, Inc. 2010 Semi-Annual Report	7

Statement of assets and liabilities (unaudited)

April 30, 2010

Assets:
Investments at value:
Affiliated companies (Cost—$622,355,158)	$111,647,160
Non-affiliated companies (Cost—$3,105,182,102)	4,628,730,904
Receivable for Fund shares sold	4,838,051
Dividends and interest receivable	2,222,184
Other assets	108,820
Total Assets	4,747,547,119

Liabilities:
Payable for Fund shares repurchased	6,549,734
Investment management fee payable	2,626,328
Distribution fees payable	2,441,186
Accrued expenses	830,929
Total Liabilities	12,448,177
Total Net Assets	$4,735,098,942

Net Assets:
Par value (Note 7)	$117,335
Paid-in capital in excess of par value	6,413,883,811
Overdistributed net investment income	(9,596,159)
Accumulated net realized loss on investments	(2,682,146,849)
Net unrealized appreciation on investments	1,012,840,804
Total Net Assets	$4,735,098,942

Shares Outstanding:
Class A	3,358,433
Class C	73,919,804
Class R	796,709
Class FI	11,580,533
Class I	27,679,555

Net Asset Value:
Class A (and redemption price)	$38.50
Class C*	$38.34
Class R (and redemption price)	$42.97
Class FI (and redemption price)	$43.30
Class I (and redemption price)	$44.64
Maximum Public Offering Price Per Share:
Class A (based on maximum initial sales charge of 5.75%)	$40.85

*	Redemption price per share is NAV of Class C shares reduced by a 0.95% CDSC, if shares are redeemed within one year from purchase payment (See Note 2).

See Notes to Financial Statements.

8	Legg Mason Capital Management Value Trust, Inc. 2010 Semi-Annual Report

Statement of operations (unaudited)

For the Six Months Ended April 30, 2010

Investment Income:
Dividends	$23,352,575
Interest	13,338
Total Investment Income	23,365,913

Expenses:
Investment management fee (Note 2)	15,555,426
Distribution fees (Notes 2 and 5)	14,283,874
Transfer agent fees (Note 5)	2,039,101
Legal fees	205,444
Custody fees	181,555
Directors’ fees	65,452
Registration fees	42,428
Shareholder reports	31,239
Audit and tax	16,020
Miscellaneous expenses	132,576
Total Expenses	32,553,115
Less: Expense reimbursements (Notes 2 and 5)	(91,472)
Compensating balance agreements (Note 1)	(351)
Net Expenses	32,461,292
Net Investment Loss	(9,095,379)

Realized and Unrealized Gain on Investments (Notes 1, 3 and 4):
Net Realized Gain From Investment Transactions	149,211,249	*
Change in Net Unrealized Appreciation/Depreciation From Investments	442,202,928
Net Gain on Investments	591,414,177
Increase in Net Assets From Operations	$582,318,798

*	Includes $2,894,314 of net realized loss on the sale of shares of affiliated companies.

See Notes to Financial Statements.

Legg Mason Capital Management Value Trust, Inc. 2010 Semi-Annual Report	9

Statements of changes in net assets

For the Six Months Ended April 30, 2010 (unaudited), the Period Ended October 31, 2009 and the Year Ended March 31, 2009	2010	2009†	2009

Operations:
Net investment income (loss)	$(9,095,379)	$(9,908,837)	$32,540,650
Net realized gain (loss)	149,211,249	(39,517,462)	(2,731,845,835)
Change in net unrealized appreciation/depreciation	442,202,928	1,633,462,039	(2,154,512,863)
Increase (Decrease) in Net Assets From Operations	582,318,798	1,584,035,740	(4,853,818,048)

Distributions to Shareholders From (Notes 1 and 6):
Net investment income	(31,231,242)	—	—
Net realized gains	—	—	(667,063,485)
Decrease in Net Assets From Distributions to Shareholders	(31,231,242)	—	(667,063,485)

Fund Share Transactions (Note 7):
Net proceeds from sale of shares	197,055,212	237,260,286	1,327,257,552
Reinvestment of distributions	30,480,965	—	658,321,124
Cost of shares repurchased	(529,266,181)	(812,083,748)	(5,182,436,593)
Decrease in Net Assets From Fund Share Transactions	(301,730,004)	(574,823,462)	(3,196,857,917)
Increase (Decrease) in Net Assets	249,357,552	1,009,212,278	(8,717,739,450)

Net Assets:
Beginning of period	4,485,741,390	3,476,529,112	12,194,268,562
End of period*	$4,735,098,942	$4,485,741,390	$3,476,529,112
* Includes (overdistributed) and undistributed net investment income, respectively, of:	$(9,596,159)	$30,730,462	$30,497,006

†	For the period April 1, 2009 through October 31, 2009.

See Notes to Financial Statements.

10	Legg Mason Capital Management Value Trust, Inc. 2010 Semi-Annual Report

Financial highlights

For a share of each class of capital stock outstanding throughout each period ended October 31, unless otherwise noted:
Class A Shares[1]	2010[2]		2009[3]	2009[4]

Net asset value, beginning of period	$34.24		$23.02	$24.02

Income (loss) from operations:
Net investment income (loss)	(0.00)	[5]	(0.01)	0.03
Net realized and unrealized gain (loss)	4.59		11.23	(1.03)
Total income (loss) from operations	4.59		11.22	(1.00)

Less distributions from:
Net investment income	(0.33)		—	—
Total distributions	(0.33)		—	—

Net asset value, end of period	$38.50		$34.24	$23.02
Total return[6]	13.49%		48.74%	(4.16)%

Net assets, end of period (000s)	$129,310		$110,523	$66,066

Ratios to average net assets:
Gross expenses[7]	1.01%		1.03%	1.06%
Net expenses[7,9]	1.01	[8]	1.03	1.05
Net investment income (loss)[7]	(0.01)	[8]	(0.06)	0.89

Portfolio turnover rate	11%		4%	22%

[1]	Per share amounts have been calculated using the average shares method.

[2]	For the six months ended April 30, 2010 (unaudited).

[3]	For the period April 1, 2009 through October 31, 2009.

[4]	For the period February 2, 2009 (inception date) to March 31, 2009.

[5]	Amount represents less than $0.01 per share.

[6]

Performance figures, exclusive of sales charges, may reflect compensating balance agreements and/or expense reimbursements. In the absence of compensating balance agreements and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[7]	Annualized.

[8]	The impact was less than 0.01% as a result of compensating balance agreements.

[9]	Reflects expense reimbursements.

See Notes to Financial Statements.

Legg Mason Capital Management Value Trust, Inc. 2010 Semi-Annual Report	11

For a share of each class of capital stock outstanding throughout each period ended October 31, unless otherwise noted:
Class C Shares[1]	2010[2,4]	2009[3,4]	2009[4,5]	2008[4,5]	2007[4,5]	2006[5]	2005[5]

Net asset value, beginning of period	$34.07	$23.00	$49.79	$71.57	$69.14	$61.35	$57.55

Income (loss) from operations:
Net investment income (loss)	(0.13)	(0.13)	0.01	(0.44)	(0.57)	(0.55)	(0.46)
Net realized and unrealized gain (loss)	4.58	11.20	(23.64)	(15.31)	3.00	8.34	4.26
Total income (loss) from operations	4.45	11.07	(23.63)	(15.75)	2.43	7.79	3.80

Less distributions from:
Net investment income	(0.18)	—	—	—	—	—	—
Net realized gains	—	—	(3.16)	(6.03)	—	—	—
Total distributions	(0.18)	—	(3.16)	(6.03)	—	—	—

Net asset value, end of period	$38.34	$34.07	$23.00	$49.79	$71.57	$69.14	$61.35
Total return[6]	13.10%	48.13%	(50.55)%	(23.86)%	3.51%	12.70%	6.60%

Net assets, end of period (000s)	$2,834,428	$2,733,143	$2,007,158	$6,523,527	$11,111,284	$12,117,518	$11,208,979

Ratios to average net assets:
Gross expenses	1.74%[7]	1.70%[7]	1.72%	1.68%	1.70%	1.68%	1.68%
Net expenses[9]	1.73 [7,8]	1.69 [7]	1.72	1.68	1.69	1.68	1.68
Net investment income (loss)	(0.73) [7,8]	(0.72) [7]	0.03	(0.64)	(0.84)	(0.83)	(0.77)

Portfolio turnover rate	11%	4%	22%	20%	11%	13%	9%

[1]	On February 1, 2009, Primary Class shares were renamed Class C shares.

[2]	For the six months ended April 30, 2010 (unaudited).

[3]	For the period April 1, 2009 through October 31, 2009.

[4]	Per share amounts have been calculated using the average shares method.

[5]	For the year ended March 31.

[6]

Performance figures, exclusive of CDSCs, may reflect compensating balance agreements and/or expense reimbursements. In the absence of compensating balance agreements and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[7]	Annualized.

[8]	The impact was less than 0.01% as a result of compensating balance agreements.

[9]	Reflects expense reimbursements.

See Notes to Financial Statements.

12	Legg Mason Capital Management Value Trust, Inc. 2010 Semi-Annual Report

Financial highlights (cont’d)

For a share of each class of capital stock outstanding throughout each period ended October 31, unless otherwise noted:
Class R Shares[1]	2010[2]	2009[3]	2009[4]	2008[4]	2007[5]

Net asset value, beginning of period	$38.15	$25.70	$55.07	$78.21	$79.73

Income (loss) from operations:
Net investment income (loss)	(0.07)	(0.07)	0.15	(0.10)	(0.08)
Net realized and unrealized gain (loss)	5.14	12.52	(26.36)	(17.01)	(1.44)
Total income (loss) from operations	5.07	12.45	(26.21)	(17.11)	(1.52)

Less distributions from:
Net investment income	(0.25)	—	—	—	—
Net realized gains	—	—	(3.16)	(6.03)	—
Total distributions	(0.25)	—	(3.16)	(6.03)	—

Net asset value, end of period	$42.97	$38.15	$25.70	$55.07	$78.21
Total return[6]	13.35%	48.45%	(50.37)%	(23.57)%	(1.92)%

Net assets, end of period (000s)	$34,233	$34,785	$23,260	$32,862	$608

Ratios to average net assets:
Gross expenses	1.34%[7]	1.32%[7]	1.36%	1.32%	6.25%[7]
Net expenses[9]	1.33 [7,8]	1.31 [7]	1.36	1.32	1.19 [7]
Net investment income (loss)	(0.33) [7,8]	(0.34) [7]	0.38	(0.14)	(0.45) [7]

Portfolio turnover rate	11%	4%	22%	20%	11%

[1]	Per share amounts have been calculated using the average shares method.

[2]	For the six months ended April 30, 2010 (unaudited).

[3]	For the period April 1, 2009 through October 31, 2009.

[4]	For the year ended March 31.

[5]	For the period December 28, 2006 (inception date) to March 31, 2007.

[6]

Performance figures may reflect compensating balance agreements and/or expense reimbursements. In the absence of compensating balance agreements and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[7]	Annualized.

[8]	The impact was less than 0.01% as a result of compensating balance agreements.

[9]	Reflects expense reimbursements.

See Notes to Financial Statements.

Legg Mason Capital Management Value Trust, Inc. 2010 Semi-Annual Report	13

For a share of each class of capital stock outstanding throughout each period ended October 31, unless otherwise noted:
Class FI Shares[1]	2010[2,4]	2009[3,4]	2009[4,5]	2008[4,5]	2007[4,5]	2006[5]	2005[5]

Net asset value, beginning of period	$38.47	$25.86	$55.24	$78.23	$75.07	$66.18	$61.67

Income (loss) from operations:
Net investment income (loss)	(0.01)	(0.01)	0.28	0.00 [6]	(0.12)	(0.10)	(0.07)
Net realized and unrealized gain (loss)	5.17	12.62	(26.50)	(16.96)	3.28	8.99	4.58
Total income (loss) from operations	5.16	12.61	(26.22)	(16.96)	3.16	8.89	4.51

Less distributions from:
Net investment income	(0.33)	—	—	—	—	—	—
Net realized gains	—	—	(3.16)	(6.03)	—	—	—
Total distributions	(0.33)	—	(3.16)	(6.03)	—	—	—

Net asset value, end of period	$43.30	$38.47	$25.86	$55.24	$78.23	$75.07	$66.18
Total return[7]	13.48%	48.76%	(50.23)%	(23.36)%	4.21%	13.43%	7.31%

Net assets, end of period (000s)	$501,420	$469,549	$325,572	$1,073,237	$2,210,274	$2,047,848	$944,489

Ratios to average net assets:
Gross expenses	1.06%[8]	1.03%[8]	1.06%	1.03%	1.03%	1.02%	1.03%
Net expenses[10]	1.06 [8,9]	1.03 [8]	1.06	1.03	1.03	1.02	1.03
Net investment income (loss)	(0.05) [8,9]	(0.05) [8]	0.69	0.00 [11]	(0.17)	(0.18)	(0.14)

Portfolio turnover rate	11%	4%	22%	20%	11%	13%	9%

[1]	On October 5, 2009, Financial Intermediary Class shares were renamed Class FI shares.

[2]	For the six months ended April 30, 2010 (unaudited).

[3]	For the period April 1, 2009 through October 31, 2009.

[4]	Per share amounts have been calculated using the average shares method.

[5]	For the year ended March 31.

[6]	Amount represents less than $0.01 per share.

[7]

Performance figures may reflect compensating balance agreements and/or expense reimbursements. In the absence of compensating balance agreements and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[8]	Annualized.

[9]	The impact was less than 0.01% as a result of compensating balance agreements.

[10]	Reflects expense reimbursements.

[11]	Amount represents less than 0.01%.

See Notes to Financial Statements.

14	Legg Mason Capital Management Value Trust, Inc. 2010 Semi-Annual Report

Financial highlights (cont’d)

For a share of each class of capital stock outstanding throughout each period ended October 31, unless otherwise noted:
Class I Shares[1]	2010[2,4]	2009[3,4]	2009[4,5]	2008[4,5]	2007[4,5]	2006[5]	2005[5]

Net asset value, beginning of period	$39.67	$26.63	$56.63	$79.78	$76.30	$67.04	$62.26

Income (loss) from operations:
Net investment income	0.05	0.04	0.43	0.28	0.12	0.10	0.12
Net realized and unrealized gain (loss)	5.34	13.00	(27.27)	(17.40)	3.36	9.16	4.66
Total income (loss) from operations	5.39	13.04	(26.84)	(17.12)	3.48	9.26	4.78

Less distributions from:
Net investment income	(0.42)	—	—	—	—	—	—
Net realized gains	—	—	(3.16)	(6.03)	—	—	—
Total distributions	(0.42)	—	(3.16)	(6.03)	—	—	—

Net asset value, end of period	$44.64	$39.67	$26.63	$56.63	$79.78	$76.30	$67.04
Total return[6]	13.66%	48.97%	(50.09)%	(23.10)%	4.56%	13.81%	7.68%

Net assets, end of period (000s)	$1,235,708	$1,137,741	$1,054,473	$4,564,643	$6,801,035	$6,213,811	$4,353,817

Ratios to average net assets:
Gross expenses	0.76%[7]	0.78%[7]	0.74%	0.69%	0.70%	0.69%	0.69%
Net expenses[9]	0.76 [7,8]	0.78 [7]	0.74	0.69	0.70	0.69	0.69
Net investment income	0.24 [7,8]	0.20 [7]	0.99	0.36	0.16	0.16	0.21

Portfolio turnover rate	11%	4%	22%	20%	11%	13%	9%
[1]	On October 5, 2009, Institutional Class shares were renamed Class I shares.

[2]	For the six months ended April 30, 2010 (unaudited).

[3]	For the period April 1, 2009 through October 31, 2009.

[4]	Per share amounts have been calculated using the average shares method.

[5]	For the year ended March 31.

[6]

Performance figures may reflect compensating balance agreements and/or expense reimbursements. In the absence of compensating balance agreements and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[7]	Annualized.

[8]	The impact was less than 0.01% as a result of compensating balance agreements.

[9]	Reflects expense reimbursements.

See Notes to Financial Statements.

Legg Mason Capital Management Value Trust, Inc. 2010 Semi-Annual Report	15

Notes to financial statements (unaudited)

1. Organization and significant accounting policies

Legg Mason Capital Management Value Trust, Inc. (the “Fund”) is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end, diversified investment company.

The Fund currently offers five classes of shares: Class A, Class C, Class R, Class FI and Class I. The income and expenses of the Fund are allocated proportionately to each class of shares based on daily net assets, except for Rule 12b-1 distribution and/or service fees, which are charged only on Class A, Class C, Class R and Class FI shares. Transfer agent fees are charged separately for each class.

The following are significant accounting policies consistently followed by the Fund and are in conformity with U.S. generally accepted accounting principles (“GAAP”). Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ. Subsequent events have been evaluated through the issuance date of the financial statements.

(a) Investment valuation. Equity securities for which market quotations are available are valued at the last reported sales price or official closing price on the primary market or exchange on which they trade. Debt securities are valued at the last quoted bid price provided by an independent pricing service that is based on transactions in debt obligations, quotations from bond dealers, market transactions in comparable securities and various other relationships between securities. When prices are not readily available, or are determined not to reflect fair value, such as when the value of a security has been significantly affected by events after the close of the exchange or market on which the security is principally traded, but before the Fund calculates its net asset value, the Fund values these securities at fair value as determined in accordance with procedures approved by the Fund’s Board of Directors. Short-term obligations with maturities of 60 days or less are valued at amortized cost, which approximates fair value.

The Fund has adopted Financial Accounting Standards Board Codification Topic 820 (“ASC Topic 820”). ASC Topic 820 establishes a single definition of fair value, creates a three-tier hierarchy as a framework for measuring fair value based on inputs used to value the Fund’s investments, and requires additional disclosure about fair value. The hierarchy of inputs is summarized below.

•	Level 1 — quoted prices in active markets for identical investments

•	Level 2 — other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.)

•	Level 3 — significant unobservable inputs (including the Fund’s own assumptions in determining the fair value of investments)

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

The Fund uses valuation techniques to measure fair value that are consistent with the market approach and/or income approach, depending on the type of the security and the particular circumstance. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable securities. The income approach uses valuation techniques to convert future amounts of cash flow to a single present amount.

The following is a summary of the inputs used in valuing the Fund’s assets carried at fair value:

Description	Quoted Prices (Level 1)	Other Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Common stocks†	$4,725,887,579	—	—	$4,725,887,579
Short-term investments†	—	$14,490,485	—	14,490,485
Total investments	$4,725,887,579	$14,490,485	—	$4,740,378,064

†	See Schedule of Investments for additional detailed categorizations.

16	Legg Mason Capital Management Value Trust, Inc. 2010 Semi-Annual Report

Notes to financial statements (unaudited) (cont’d)

(b) Repurchase agreements. The Fund may enter into repurchase agreements with institutions that its investment adviser has determined are creditworthy. Each repurchase agreement is recorded at cost. Under the terms of a typical repurchase agreement, a fund takes possession of an underlying debt obligation subject to an obligation of the seller to repurchase, and of the fund to resell, the obligation at an agreed-upon price and time, thereby determining the yield during a fund’s holding period. When entering into repurchase agreements, it is the Fund’s policy that its custodian or a third party custodian, acting on the Fund’s behalf, take possession of the underlying collateral securities, the market value of which, at all times, at least equals the principal amount of the repurchase transaction, including accrued interest. To the extent that any repurchase transaction maturity exceeds one business day, the value of the collateral is marked to market and measured against the value of the agreement in an effort to ensure the adequacy of the collateral. If the counterparty defaults, the Fund generally has the right to use the collateral to satisfy the terms of the repurchase transaction. However, if the market value of the collateral declines during the period in which the Fund seeks to assert its rights or if bankruptcy proceedings are commenced with respect to the seller of the security, realization of the collateral by the Fund may be delayed or limited.

(c) Security transactions and investment income. Security transactions are accounted for on a trade date basis. Interest income, adjusted for amortization of premium and accretion of discount, is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date. The cost of investments sold is determined by use of the specific identification method. To the extent any issuer defaults or a credit event occurs that impacts the issuer, the Fund may halt any additional interest income accruals and consider the realizability of interest accrued up to the date of default or credit event.

(d) Distributions to shareholders. Distributions from net investment income and distributions of net realized gains, if any, are declared at least annually. Distributions to shareholders of the Fund are recorded on the ex-dividend date and are determined in accordance with income tax regulations, which may differ from GAAP.

(e) Compensating balance agreements. The Fund has an arrangement with its custodian bank whereby a portion of the custodian’s fees is paid indirectly by credits earned on the Fund’s cash on deposit with the bank. The amount is shown as a reduction of expenses in the Statement of Operations.

(f) Commission recapture. The Fund has entered into a directed brokerage agreement with State Street Bank & Trust Company, its custodian, whereby a portion of commissions paid on investment transactions may be rebated to the Fund. Such payments are included in the realized gain/(loss) on investment transactions. During the period ended April 30, 2010, the Fund did not receive any commission rebates.

(g) Share class accounting. Investment income, common expenses and realized/unrealized gains (losses) on investments are allocated to the various classes of the Fund on the basis of daily net assets of each class. Fees relating to a specific class are charged directly to that share class.

(h) Federal and other taxes. It is the Fund’s policy to comply with the federal income and excise tax requirements of the Internal Revenue Code of 1986 (the “Code”), as amended, applicable to regulated investment companies. Accordingly, the Fund intends to distribute its taxable income and net realized gains, if any, to shareholders in accordance with timing requirements imposed by the Code. Therefore, no federal income tax provision is required in the Fund’s financial statements.

Management has analyzed the Fund’s tax positions taken on federal income tax returns for all open tax years and has concluded that as of April 30, 2010, no provision for income tax is required in the Fund’s financial statements. The Fund’s federal and state income and federal excise tax returns for tax years for which the applicable statutes of limitations have not expired are subject to examination by Internal Revenue Service and state departments of revenue.

(i) Reclassification. GAAP requires that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. These reclassifications have no effect on net assets or net asset value per share.

(j) Other. In the normal course of business, the Fund enters into contracts that provide general indemnifications. The Fund’s maximum exposure under these arrangements is dependent upon claims that may be made against the Fund in the future and, therefore, cannot be estimated; however, based on experience, the risk of material loss from such claims is considered remote.

Legg Mason Capital Management Value Trust, Inc. 2010 Semi-Annual Report	17

2. Investment management agreement and other transactions with affiliates

The Fund has an investment advisory and management agreement with Legg Mason Capital Management, Inc. (“LMCM”). Pursuant to the agreement, LMCM provides the Fund with investment advisory, management and administrative services for which the Fund pays a fee, computed daily and payable monthly, at an annual rate of the Fund’s average daily net assets. The annual advisory fee rates for the Fund are provided in the chart below:

Average Daily Net Assets	Annual Rate
First $1 billion	0.70%
Next $1 billion	0.68
Next $3 billion	0.65
Next $5 billion	0.62
Over $10 billion	0.59

Legg Mason Partners Fund Advisor, LLC (“LMPFA”) provides administrative and certain oversight services to the Fund. For LMPFA’s services to the Fund, LMCM (not the Fund) pays LMPFA a fee, calculated daily and payable monthly, at an annual rate of 0.05% of the average daily net assets of the Fund. LMCM and LMPFA are wholly owned subsidiaries and corporate affiliates of Legg Mason, Inc. (“Legg Mason”).

The Fund’s agreement with LMCM provides that expense reimbursements be made to the Fund for audit fees and compensation of the Funds independent directors and certain other expenses. For the six months ended April 30, 2010, the Fund was reimbursed for expenses amounting to $91,472.

Legg Mason Investor Services, LLC (“LMIS”), a wholly-owned broker-dealer subsidiary of Legg Mason, serves as the Fund’s sole and exclusive distributor.

There is a maximum initial sales charge of 5.75% for Class A shares. Class C shares have a 0.95% contingent deferred sales charge (“CDSC”), which applies if redemption occurs within one year from purchase payment. In certain cases, Class A shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. This CDSC only applies to those purchases of Class A shares, which, when combined with current holdings of Class A shares equal or exceed $1,000,000 in the aggregate. These purchases do not incur an initial sales charge.

For the six months ended April 30, 2010, LMIS and its affiliates received sales charges of approximately $15,000 on sales of the Fund’s Class A shares. In addition, for the six months ended April 30, 2010, CDSCs paid to LMIS and its affiliates were approximately $66,000 for Class C shares.

Under a Deferred Compensation Plan (the “Plan”), directors may elect to defer receipt of all or a specified portion of their compensation. A participating director may select one or more funds in which his or her deferred director’s fees will be deemed to be invested. Deferred amounts remain in the Fund until distributed in accordance with the Plan.

All officers and two Directors of the Fund are employees of Legg Mason or its affiliates and do not receive compensation from the Fund.

3. Investments

During the six months ended April 30, 2010, the aggregate cost of purchases and proceeds from sales of investments (excluding short-term investments) were as follows:

Purchases	$510,387,231
Sales	839,063,668

At April 30, 2010, the aggregate gross unrealized appreciation and depreciation of investments for federal income tax purposes were substantially as follows:

Gross unrealized appreciation	$1,702,537,785
Gross unrealized depreciation	(689,696,981)
Net unrealized appreciation	$1,012,840,804

18	Legg Mason Capital Management Value Trust, Inc. 2010 Semi-Annual Report

Notes to financial statements (unaudited) (cont’d)

4. Derivative instruments and hedging activities

Financial Accounting Standards Board Codification Topic 815 requires enhanced disclosure about an entity’s derivative and hedging activities.

During the six months ended April 30, 2010, the Fund did not invest in any derivative instruments.

5. Class specific expenses, waivers and/or reimbursements

The Fund has adopted Rule 12b-1 distribution plans and under the plans the Fund pays a service fee with respect to its Class A, Class C, Class R and Class FI shares calculated at the annual rate of 0.25%, 0.25%, 0.25% and 0.15% of the average daily net assets of each respective class. The Fund also pays a distribution fee with respect to its Class C, Class R and Class FI shares calculated at the annual rate of 0.70%, 0.25% and 0.10% of the average daily net assets of each respective class. Distribution fees are accrued daily and paid monthly. The Rule 12b-1 plans for Class R and Class FI of the Fund provide for payments of distribution and service fees to LMIS at an annual rate of 0.75% and 0.40% of each class’s average daily net assets, respectively, subject to the authority of the Board of Directors to set a lower amount. The Board of Directors of the Fund has currently approved payments under the plan of 0.50% and 0.25% of the average daily net assets of Class R and Class FI, respectively.

For the six months ended April 30, 2010, class specific expenses were as follows:

	Distribution Fees	Transfer Agent Fees
Class A	$150,895	$40,101
Class C	13,434,965	1,306,164
Class R	85,886	24,495
Class FI	612,128	279,751
Class I	—	388,590
Total	$14,283,874	$2,039,101

For the six months ended April 30, 2010, expense reimbursements by class were as follows:

Expense Reimbursements
Class A	$2,379
Class C	55,433
Class R	673
Class FI	9,607
Class I	23,380
Total	$91,472

6. Distributions to shareholders by class

	Six Months Ended April 30, 2010	Period Ended October 31, 2009†	Year Ended March 31, 2009
Net Investment Income:
Class A	$1,072,087	—	—
Class C1	14,171,641	—	$367,679,524
Class R	220,525	—	2,370,611
Class FI2	4,018,027	—	60,972,373
Class I2	11,748,962	—	236,040,977
Total	$31,231,242	—	$667,063,485

†	For the period April 1, 2009 through October 31, 2009.

[1]	On February 1, 2009, Primary Class shares were renamed Class C shares.

[2]	On October 5, 2009, Financial Intermediary Class and Institutional Class shares were renamed Class FI and Class I shares, respectively.

7. Shares of beneficial interest

At April 30, 2010, there were 100,000,000, 450,000,000, 500,000,000, 100,000,000 and 450,000,000 shares authorized at $.001 par value for the Class A, Class C, Class R, Class FI and Class I, respectively, of the Fund.

Legg Mason Capital Management Value Trust, Inc. 2010 Semi-Annual Report	19

Transactions in shares of each class were as follows:

	Six Months Ended April 30, 2010		Period Ended October 31, 2009†		Year Ended March 31, 2009
	Shares	Amount	Shares	Amount	Shares		Amount

Class A
Shares sold	290,569	$10,770,560	612,182	$20,778,373	3,272,874	*	$79,970,840	*
Shares issued on reinvestment	28,989	1,034,922	—	—	—	*	—	*
Shares repurchased	(189,330)	(6,963,160)	(254,497)	(7,854,796)	(402,354)	*	(8,968,069)	*
Net increase	130,228	$4,842,322	357,685	$12,923,577	2,870,520	*	$71,002,771	*

Class C1
Shares sold	1,311,347	$48,390,916	1,739,242	$53,564,235	7,212,602		$245,687,143
Shares issued on reinvestment	388,036	13,833,484	—	—	8,152,164		365,053,521
Shares repurchased	(7,995,072)	(295,903,758)	(8,804,544)	(274,448,906)	(59,097,787)		(2,145,908,079)
Net decrease	(6,295,689)	$(233,679,358)	(7,065,302)	$(220,884,671)	(43,733,021)		$(1,535,167,415)

Class R
Shares sold	142,919	$5,930,961	217,456	$7,678,254	609,072		$27,347,063
Shares issued on reinvestment	5,528	220,525	—	—	47,498		2,370,611
Shares repurchased	(263,430)	(10,744,846)	(210,866)	(7,653,836)	(348,241)		(14,415,536)
Net increase (decrease)	(114,983)	$(4,593,360)	6,590	$24,418	308,329		$15,302,138

Class FI2
Shares sold	742,981	$30,941,428	1,311,316	$45,921,732	4,969,423		$232,764,881
Shares issued on reinvestment	99,646	4,000,778	—	—	1,205,569		60,411,066
Shares repurchased	(1,468,503)	(61,394,314)	(1,693,746)	(57,245,997)	(13,014,560)		(547,327,845)
Net decrease	(625,876)	$(26,452,108)	(382,430)	$(11,324,265)	(6,839,568)		$(254,151,898)

Class I2
Shares sold	2,320,301	$101,021,347	2,995,353	$109,317,692	17,126,217		$741,487,625
Shares issued on reinvestment	275,484	11,391,256	—	—	4,476,324		230,485,926
Shares repurchased	(3,592,749)	(154,260,103)	(13,908,845)	(464,880,213)	(62,620,210)		(2,465,817,064)
Net decrease	(996,964)	$(41,847,500)	(10,913,492)	$(355,562,521)	(41,017,669)		$(1,493,843,513)

†	For the period April 1, 2009 through October 31, 2009.

*	For the period February 2, 2009 (inception date) to March 31, 2009.

[1]	On February 1, 2009, Primary Class shares were renamed Class C shares.

[2]	On October 5, 2009, Financial Intermediary Class and Institutional Class shares were renamed Class FI and Class I shares, respectively.

8. Capital loss carryforward

As of October 31, 2009, the Fund had a net capital loss carryforward of $2,820,173,542, of which $1,447,304,639 expires in 2016 and $1,372,868,903 expires in 2017. These amounts will be available to offset any future taxable capital gains.

9. Transactions with affiliated companies

An “Affiliated Company”, as defined in the 1940 Act, includes a company in which the Fund owns 5% or more of the company’s outstanding voting securities at any time during the period. The following transactions were effected in shares of such companies for the six months ended April 30, 2010:

	Affiliate Value at 10/31/09	Purchased		Sold		Dividend Income	Affiliate Value at 4/30/10	Realized Loss
		Cost	Shares	Cost	Shares
Eastman Kodak Co.	$68,628,375	—	—	3,413,639	57,900	—	$111,647,160	$(2,894,314)

20	Legg Mason Capital Management Value Trust, Inc. 2010 Semi-Annual Report

Notes to financial statements (unaudited) (cont’d)

10. Line of credit

The Fund, along with certain other Legg Mason Funds, participates in a $200 million line of credit (“Credit Agreement”) to be used for temporary or emergency purposes. This 364-day revolving Credit Agreement matures on March 3, 2011. Pursuant to the Credit Agreement, each participating fund is liable only for principal and interest payments related to borrowings made by that fund. Borrowings under the Credit Agreement bear interest at a rate equal to the prevailing federal funds rate plus the federal funds rate margin. The Fund did not utilize the line of credit during the period ended April 30, 2010.

Legg Mason Capital Management Value Trust, Inc.	21

Board approval of investment advisory and management agreement (unaudited)

At its November 2009 meeting, the Fund’s Board of Directors (the “Board”) approved the continuation of the investment advisory and management agreement (the “Agreement”) with Legg Mason Capital Management, Inc. (the “Adviser”). The directors who are not “interested persons” of the Fund (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”) (the “Independent Directors”), met on October 14, 2009, with the assistance of their independent legal counsel and their contract review consultant, to review and evaluate the materials provided by the Adviser to assist the Board, and in particular the Independent Directors, in considering renewal of the Agreement. At such October meeting the Independent Directors received presentations from the Adviser, as well as a memorandum from their independent legal counsel and materials from the contract review consultant. In follow up to that meeting, the Adviser provided supplemental materials as requested. The Independent Directors further discussed renewal of the Agreement in executive sessions held on November 5 and 6, 2009.

In voting to approve continuance of the Agreement, the Board, including the Independent Directors, considered whether continuance of the Agreement would be in the best interests of the Fund and its shareholders. No single factor or item of information reviewed by the Board was identified as the principal factor in determining whether to approve the Agreement. Based upon its evaluation of all material factors, including those described below, the Board concluded that the terms of the Agreement are reasonable and fair and that it was in the best interest of the Fund and its shareholders to approve continuance of the Agreement.

The Board received and considered information regarding the nature, extent and quality of services provided to the Fund by the Adviser under the Agreement. In addition, the Board received and considered other information regarding the administrative and other services rendered to the Fund and its shareholders by an affiliate of the Adviser. The Board noted information received at regular meetings throughout the year related to the services rendered by the Adviser. The Board’s evaluation of the services provided by the Adviser took into account the Board’s knowledge and familiarity gained as Board members of funds in the Legg Mason fund complex, including the scope and quality of the investment management by the Adviser.

The Board reviewed the qualifications, backgrounds and responsibilities of the Fund’s Officers and the portfolio management team primarily responsible for the day-to-day portfolio management of the Fund. The Board also considered, based on its knowledge of the Adviser and the Adviser’s affiliates, the financial resources available through the Adviser’s parent organization, Legg Mason, Inc.

The Board also considered the Adviser’s brokerage policies and practices, the standards applied in seeking best execution, the policies and practices regarding soft dollars, and the existence of quality controls applicable to brokerage allocation procedures.

The Board received and reviewed performance information for the Fund and for a group of funds (the “Performance Universe”) selected by Lipper, Inc. (“Lipper”), an independent provider of investment company data. The Board was provided with a description of the methodology Lipper used to determine the similarity of the Fund to the funds included in the Performance Universe. The Lipper data also included a comparison of the Fund’s performance to a benchmark index selected by Lipper. The Board also received from the contract review consultant analysis of the risk adjusted performance of the Fund compared with its corresponding Lipper benchmark index. The Board also reviewed performance information for the Fund showing rolling returns based upon trailing performance. In addition, the Directors noted that they also had received and discussed at periodic intervals information comparing the Fund’s performance to that of its benchmark index.

The Board noted that after a long-term history of outperformance by the Adviser, a period of underperformance resulted in fifth quintile 3, 5 and 10 year performance rankings as of June 30, 2009 for the Fund. However, the Board also considered more recent favorable performance, which resulted in third quartile ranking for the one-year period ended June 30, 2009 and first quartile ranking for the one-year period ended September 30, 2009. The Board also concluded that the Adviser has capable personnel and adequate resources and that the Adviser was employing an investment methodology that appeared to be fundamentally sound. The Board noted that the Adviser’s investment style is relatively more volatile and

22	Legg Mason Capital Management Value Trust, Inc.

Board approval of investment advisory and management agreement (unaudited) (cont’d)

was disproportionately negatively impacted by the extreme market and credit conditions in 2008 and 2009. The Board further considered the Adviser’s commitment to, and past history of, continual improvement and enhancement of its investment process, including steps recently taken by the Adviser to improve performance and risk awareness. As a result, the Board concluded that it was in the best interest of the Fund to approve renewal of the Agreement.

The Board reviewed and considered the contractual management fee (the “Contractual Management Fee”) payable by the Fund to the Adviser in light of the nature, extent and quality of the services provided by the Adviser. In addition, the Board reviewed and considered the actual management fee rate (after taking into account fee waivers and expense reimbursements by the Adviser which partially reduced the management fee paid to the Adviser) (“Actual Management Fee”).

The Board also reviewed information regarding the fees the Adviser charged any of its U.S. clients investing primarily in an asset class similar to that of the Fund including, where applicable, separate accounts. The Adviser reviewed with the Board the significant differences in the scope of services provided to the Fund and to such other clients. The Board considered the fee comparisons in light of the scope of services required to manage these different types of accounts.

The Board received an analysis of complex-wide management fees provided by the Adviser, which, among other things, set out the range of fees based on asset classes. In addition, the Adviser provided and discussed with the Board a comparison with the fees of other registered investment companies managed by affiliated advisers in the same investment style. Management also discussed with the Board the Fund’s distribution arrangements, including how amounts received by the Fund’s distributors are expended.

Additionally, the Board received and considered information comparing the Fund’s Contractual Management Fee and Actual Management Fee and the Fund’s overall expense ratio with those of a group of funds selected by Lipper as comparable to the Fund and a broader universe of funds also selected by Lipper. With respect to the Fund, the Board noted that Contractual and Actual Management Fees were competitive (fourth quintile) and that actual expenses were lower than the Lipper expense group and expense universe averages.

The Board was provided an overview of the process followed in conducting the profitability study and received a report on the profitability of Legg Mason in providing services to the Fund, based on financial information and business data for the 12 months ended March 31, 2009, which corresponds to Legg Mason’s most recently completed fiscal year. The Directors considered the profitability study along with the other materials previously provided to the Board and determined that the profitability was not excessive in light of the nature, extent and quality of the services provided to the Fund.

The Board received and considered information regarding whether there have been economies of scale with respect to the management of the Fund as the Fund’s assets grow, whether the Fund has appropriately benefited from any economies of scale, and whether there is potential for realization of any further economies of scale. The Board noted that as a result of market conditions and net redemptions, the Fund complex had suffered a substantial decline in assets over its historic highs. Given the asset size of the Fund and the complex and the currently existing breakpoints, the Board concluded that any economies of scale currently being realized were appropriately being reflected in the Management Fee paid by the Fund.

The Board considered other benefits received by the Adviser and its affiliates, as a result of the Adviser’s relationship with the Fund, including the opportunity to offer additional products and services to Fund shareholders. The Board also considered the information provided regarding intermediary arrangements.

In light of the structure of the fees, the costs of providing investment advisory and other services to the Fund, the Adviser’s ongoing commitment to the Fund and the ancillary benefits received, the Board concluded that the Management Fees were reasonable.

After evaluation of all material factors, the Board concluded that the continuation of the Agreement is in the best interest of the Fund.

Legg Mason Capital Management

Value Trust, Inc.

Board of directors

Mark R. Fetting Chairman

David R. Odenath President

Dr. Ruby P. Hearn

Arnold L. Lehman

Robin J.W. Masters

Dr. Jill E. McGovern

Arthur S. Mehlman

G. Peter O’Brien

S. Ford Rowan

Robert M. Tarola

Investment manager/adviser

Legg Mason Capital Management, Inc.

Baltimore, MD

Custodian

State Street Bank & Trust Company

Transfer and shareholder servicing agent

Boston Financial Data Services, Inc.

2000 Crown Colony Drive

Quincy, MA 02169

Counsel

K&L Gates LLP

Washington, DC

Independent registered public accounting firm

PricewaterhouseCoopers LLP

Baltimore, MD

Legg Mason Capital Management Value Trust, Inc.

Legg Mason Capital Management Value Trust, Inc.

Legg Mason Funds

55 Water Street

New York, New York 10041

The Fund files its complete schedule of portfolio holdings with the Securities and Exchange Commission (“SEC”) for the first and third quarters of each fiscal year on Form N-Q. The Fund’s Forms N-Q are available on the SEC’s website at www.sec.gov. The Fund’s Forms N-Q may be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C., and information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. To obtain information on Form N-Q from the Fund, shareholders can call Funds Investor Services at 1-800-822-5544 or Institutional Shareholder Services at 1-888-425-6432.

Information on how the Fund voted proxies relating to portfolio securities during the prior 12-month period ended June 30th of each year and a description of the policies and procedures that the Fund uses to determine how to vote proxies related to portfolio transactions are available (1) without charge, upon request, by calling Funds Investor Services at 1-800-822-5544 or Institutional Shareholder Services at 1-888-425-6432, (2) on the Fund’s website at www.leggmason.com/individualinvestors and (3) on the SEC’s website at www.sec.gov.

This report is submitted for the general information of the shareholders of Legg Mason Capital Management Value Trust, Inc. This report is not authorized for distribution to prospective investors in the Fund unless preceded or accompanied by a current prospectus.

Investors should consider the Fund’s investment objectives, risks, charges and expenses carefully before investing. The prospectus contains this and other important information about the Fund. Please read the prospectus carefully before investing.

www.leggmason.com/individualinvestors

©2010 Legg Mason Investor Services, LLC

Member FINRA, SIPC

Privacy policy

We are committed to keeping nonpublic personal information about you secure and confidential. This notice is intended to help you understand how we fulfill this commitment. From time to time, we may collect a variety of personal information about you, including:

•	Information we receive from you on applications and forms, via the telephone and through our websites;

•	Information about your transactions with us, our affiliates or others (such as your purchases, sales or account balances); and

•	Information we receive from consumer reporting agencies.

We do not disclose nonpublic personal information, about our customers or former customers, except to our affiliates (such as broker-dealers or investment advisers within the Legg Mason family of companies) or as is otherwise permitted by applicable law or regulation. For example, we may share this information with others in order to process your transactions or service an account. We may also provide this information to companies that perform marketing services on our behalf, such as printing and mailing, or to other financial institutions with whom we have joint marketing agreements. When we enter into such agreements, we will require these companies to protect the confidentiality of this information and to use it only to perform the services for which we hired them.

With respect to our internal security procedures, we maintain physical, electronic and procedural safeguards to protect your nonpublic personal information, and we restrict access to this information.

If you decide at some point either to close your account(s) or become an inactive customer, we will continue to adhere to our privacy policies and practices with respect to your nonpublic personal information.

NOT PART OF THE SEMI-ANNUAL REPORT

At Legg Mason, we’ve assembled a collection of experienced investment management firms and empowered each of them with the tools, the resources and, most importantly, the independence to pursue the strategies they know best.

•	Each was purposefully chosen for their commitment to investment excellence.

•	Each is focused on specific investment styles and asset classes.

•	Each exhibits thought leadership in their chosen area of focus.

Together, we’ve built a powerful portfolio of solutions for financial advisors and their clients. And it has made us a world leader in money management.*

*	Ranked eighth-largest money manager in the world, according to Pensions & Investments, May 31, 2010, based on 12/31/09 worldwide institutional assets under management.

www.leggmason.com/individualinvestors

©2010 Legg Mason Investor Services, LLC Member FINRA, SIPC

LMF-002/S 6/10 SR10-1115

NOT PART OF THE SEMI-ANNUAL REPORT